                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                                 AMENDMENT NO. 1
                                       to
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

[x]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

     Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ]       Confidential, for Use of the
               Commission Only (as permitted by Rule 14a - 6(e)(2))
     [x]       Definitive Proxy Statement
     [ ]       Definitive Additional Materials
     [ ]       Soliciting Material Under Rule 14a-12

                            HARKEN ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
     [x]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules  14a-6(i) (1) and
          0-11.

          (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

          (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

          (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

          (5)  Total fee paid:

          ----------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     ---------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     ---------------------------------------------------------------------------
     (1)  Amount previously paid:

     ---------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------
     (3)  Filing Party:

     ---------------------------------------------------------------------------
     (4)  Date Filed:

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


                                     HARKEN
                               Energy Corporation

                     580 WestLake Park Boulevard, Suite 600
                              Houston, Texas 77079

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held January 29, 2003

          Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Harken Energy Corporation, a Delaware corporation ("Harken"), will be held at the Radisson Lexington Hotel New York, 511 Lexington Avenue at 48th Street, New York, New York on January 29, 2003 at 10:00 a.m. local time for the following purposes:

          (1) To approve a $10 million Rights Offering and the issuance of such number of shares of Common Stock as may be necessary to accomplish the Rights Offering;

          (2) To approve the redemption of up to $20 million principal amount of Harken's 5% European Notes due May 2003 (the "5% European Notes") and the issuance of such number of shares of Common Stock as may be necessary to accomplish the redemption; and

          (3) To elect three Class C Directors of Harken to hold office in accordance with Harken's Certificate of Incorporation until the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

          Your Board of Directors recommends that you vote in favor of each of the proposals described in this Proxy Statement.

          If you approve either the Rights Offering or the redemption of the 5% European Notes and the related issuance of shares, the number of new shares to be issued could result in a change in control of Harken.

          The Board of Directors has fixed the close of business on December 11, 2002 as the date of record for determining the stockholders entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting and any adjournment or postponement thereof.

          Harken's Annual Report on Form 10-K to Stockholders, a Proxy Statement containing information relating to the matters to be acted upon at the Annual Meeting and a form of Proxy accompany this Notice.

          You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, you are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. Your vote is important. The giving of a proxy does not affect your right to revoke it later or vote your shares in person if you should attend the Annual Meeting.

          If you plan to attend the Annual Meeting, please note that this is a stockholders' meeting and attendance will be limited to stockholders of Harken or their qualified representative. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Qualified representatives of a stockholder must have identification as well as a properly executed proxy from the stockholder they are representing. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

                                         By Order of the Board of Directors


                                         /s/ A. WAYNE HENNECKE
                                         ---------------------------------------
                                         A. Wayne Hennecke, Secretary

Houston, Texas
December 20, 2002

                        [LOGO] HARKEN Energy Corporation

                     580 WestLake Park Boulevard, Suite 600
                              Houston, Texas 77079

                         ANNUAL MEETING OF STOCKHOLDERS
                           to be held January 29, 2003

                             SOLICITATION OF PROXIES

          The accompanying proxy is solicited on behalf of the Board of Directors of Harken Energy Corporation, a Delaware corporation ("Harken"), in connection with the Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at the Radisson Lexington Hotel New York, 511 Lexington Avenue at 48th Street, New York, New York on January 29, 2003 at 10:00 a.m. local time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. This Proxy Statement and the accompanying form of Proxy were first mailed to stockholders of record on or about December 26, 2002.

                        RECORD DATE AND VOTING SECURITIES

          The Board of Directors has fixed the close of business on December 11, 2002 as the record date for determining the holders of common stock, $.01 par value per share, of Harken ("Common Stock") entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting. The shares of Common Stock are the only shares of capital stock entitled to vote at the Annual Meeting. On December 11, 2002, Harken had 24,850,293 shares of Common Stock outstanding.

                          RECOMMENDATIONS OF THE BOARD

          Unless a stockholder gives other instructions on the proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board of Directors. The Board's recommendation is set forth below in this Proxy Statement. In summary the Board recommends a vote:

          Proposal One:   FOR a $10 million Rights Offering and the issuance
                          of such number of shares of Common Stock as may be necessary to accomplish the Rights Offering;

          Proposal Two:   FOR the redemption of up to $20 million principal
                          amount of Harken's 5% European Notes and the issuance of such number of shares of Common Stock as may be necessary to accomplish the redemption; and

          Proposal Three: FOR the election of the three nominees named in this Proxy Statement as the Class C Directors of Harken to hold office in accordance with Harken's Certificate of Incorporation until the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

          Please note that under certain circumstances, Harken may not have a sufficient number of shares authorized to consummate the Rights Offering and to redeem the 5% European Notes. In addition, if you approve either the Rights Offering or the redemption of the 5% European Notes and the related issuance of shares, the number of new shares to be issued could result in a change in control of Harken.

          Please also note that, with respect to Proposal One above, stockholders are only being asked to approve the Rights Offering and are not being asked to take any action at this time with respect to the Rights Offering. A vote in favor of Proposal One will not obligate any stockholder to purchase shares in the Rights Offering. The Rights Offering will be offered in a separate mailing to the stockholders.

                                QUORUM AND VOTING

          Each share of Common Stock is entitled to one vote. The presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by a broker for its customers that are not voted because the broker does not receive instructions from the customer or because the broker does not have discretionary voting power with respect to the proposal under consideration) are counted for purposes of determining whether a quorum is present. If a quorum is not present or represented by proxy, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally called.

          The affirmative vote of a majority of the shares having voting power present, in person or represented by proxy, at the Annual Meeting is required to approve the Rights Offering and the proposed redemption of 5% European Notes (Proposals One and Two). Abstentions will have the same effect as votes against these proposals. Broker non-votes are not counted for purposes of approving these proposals.

          The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal Three). A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purpose of determining whether there is a quorum. Abstentions and broker non-votes will have no effect on the election of nominees to the Board of Directors.

          In the election of directors, each holder of Common Stock, upon giving proper notice, will be entitled to cumulate his, her or its votes by voting the total number of shares of Common Stock held by such stockholder at the close of business on the record date multiplied by the number of directors to be elected, as such stockholder may see fit. Any holder of Common Stock who intends to cumulate his, her or its votes is required to give written notice of such intention to the Secretary of Harken on or before the day preceding the election at which such holder intends to cumulate his, her or its votes. Notice may be given on the Proxy, if done so in a timely manner. All holders of Common Stock, including holders of proxies, may cumulate their votes if any holder has given such written notice. Discretionary authority to cumulate votes is being solicited only in the event an individual stockholder first elects to cumulate his, her or its votes.

          Delaware law does not afford our stockholders the opportunity to dissent from the actions described in these proposals and receive value for their Common Stock.

                               PROXY SOLICITATION

          The expense of the solicitation of proxies will be borne by Harken. Solicitation of proxies may be made in person or by mail, telephone or telegraph by directors, executive officers and other employees of Harken. Harken will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and Harken will reimburse such entities for their reasonable out-of-pocket expenses. Harken has retained the services of Morrow & Co. to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost of the professional solicitation will be approximately $40,000 (including out-of-pocket expenses). If you have any questions prior to the Annual Meeting, or need further assistance, please call our proxy solicitor, Morrow & Co., at 1-800-607-0088. Brokerage firms and banks should call 1-212-754-

8000.

                               REVOCATION OF PROXY

          Any stockholder returning the accompanying Proxy may revoke such proxy at any time prior to its exercise by: (a) giving written notice to the Secretary of Harken of such revocation; (b) voting in person at the meeting; or (c) executing and delivering to the Secretary of Harken a later dated Proxy.

                            OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

          As of December 11, 2002, Harken had outstanding 24,850,293 shares of Common Stock. As of that date, the only persons known by Harken to beneficially own five percent (5%) or more of the outstanding shares of Common Stock were:

Name                                            Shares        Percent Ownership
-----------------------------------------   ---------------   ----------------

FES First Equity Securities AG              12,630,000(1)          33.70%
Bleicherweg 86
CH-8002 Zurich
Switzerland

Verwaltungs-und Privat-Bank                  4,000,000(1)          13.86%
FL-9490 Vaduz
Im Zentrum
Liechtenstein

Robert Anderson                              2,000,000              8.05%
Ch. 7 Trustee for Benz Energy, Inc.
Century Plaza, Suite 412
911 NW Loop 281
Longview, Texas 75604

Lyford Investments Enterprises Ltd.          1,714,286              6.90%
720 5th Avenue, 9th Floor
New York, New York 10019

Michael B. Rohlfs, Attorney in Fact for      1,562,556              6.29%
Traco International, N.V.
5N762 Burr Road
St. Charles, Illinois 60175

Nomura International Plc                     1,600,000(1)           6.05%
Nomura House
1 St. Martin's - Le-Grand
London EC1A 4NP, U.K.

Bank von Ernst (Liechtenstein) AG            1,420,000(1)           5.41%
Postfach 112
FL-9490 Vaduz
Liechtenstein

----------
(1) Represents shares issuable upon conversion of 7% Senior Convertible Notes due 2007 at $0.50 per share.

Security Ownership of Directors and Management

          The following table sets forth information regarding the number of shares of Common Stock beneficially owned by each director, each named executive officer, and all of Harken's directors and executive officers as a group as of December 11, 2002:

                                Number of Shares

Name                                      Beneficially Owned   Percent of Class
---------------------------------------   ------------------   -----------------

Michael M. Ameen, Jr...................       23,100(1)              (2)
Larry G. Akers.........................        3,500(3)              (2)
Marvin M. Chronister...................            0                 (2)
James W. Denny, III....................       20,500(4)              (2)
Mikel D. Faulkner......................      455,625(5)            1.83%
James H. Frizell.......................       18,000                 (2)
Bruce N. Huff..........................      171,125(6)              (2)
Dr. J. William Petty...................       11,000(7)              (2)
Guillermo Sanchez......................        9,751(8)              (2)
H. A. Smith............................       27,930(9)              (2)
Stephen C. Voss........................      163,625(10)             (2)

All Directors and Executive Officers...
as a group (11 persons)................      904,156(11)           3.64%

----------
(1) Includes 20,000 shares issuable within 60 days upon exercise of options issued by Harken.
(2)       Less than one percent (1%).
(3) Includes 2,500 shares issuable within 60 days upon exercise of options issued by Harken.
(4) Includes 17,500 shares issuable within 60 days upon exercise of options issued by Harken.
(5) Includes 355,625 shares issuable within 60 days upon exercise of options issued by Harken.
(6) Includes 168,625 shares issuable within 60 days upon exercise of options issued by Harken.
(7) Includes 2,500 shares issuable within 60 days upon exercise of options issued by Harken.
(8) Includes 7,800 shares issuable within 60 days upon exercise of options issued by Harken.
(9) Includes 20,000 shares issuable within 60 days upon exercise of options issued by Harken.
(10) Includes 162,625 shares issuable within 60 days upon exercise of options issued by Harken.
(11) Includes 757,175 shares issuable within 60 days upon exercise of options issued by Harken.

                        PROPOSAL ONE: THE RIGHTS OFFERING

          The Board of Directors is submitting for stockholder approval, and recommends that the stockholders approve, a $10 million Rights Offering and, in accordance with Section 713 of the American Stock Exchange Listing Standards, Policies and Procedures (the "AMEX Rules"), the issuance of such number of shares of Common Stock as may be necessary to consummate the Rights Offering.

The Rights Offering

          The Rights Offering is intended to raise $10 million (the "Subscription Amount") for Harken by distributing to each holder of Common Stock, as of the record date for the Rights Offering, subscription rights (the "Rights") to purchase shares of Common Stock. Harken intends to keep the Rights Offering open for 20 business days unless the Board of Directors extends the time. The subscription price (the "Subscription Price") in the Rights Offering will be 70% of the "Current Market Price" (as defined below) of Common Stock. In addition, the holders of Harken convertible preferred stock will have the right to participate in the Rights Offering based on the number of shares of Common Stock such holders would receive if such holders converted their preferred stock into shares of Common Stock.

          The "Current Market Price" of Common Stock for the purpose of the Rights Offering will be the average of the closing prices of Common Stock on the American Stock Exchange for the five trading days immediately preceding the commencement of the Rights Offering, but will be no greater than $0.50 per share and no less than $0.15 per share. Although the exact number of shares to be issued in connection with the Rights Offering depends upon the Current Market Price at the time the Rights Offering commences, the minimum number of shares that will be issued is approximately 28.6 million and the maximum number of shares that will be issued is approximately 95.2 million. The Rights Offering will likely result in substantial dilution of the ownership percentage of the existing holders of Common Stock even if these stockholders exercise their Rights in full because Harken is also providing Rights to holders of Harken's convertible preferred stock. The Rights Offering may also result in a decrease in the market value of Common Stock. This decrease in market value may continue after the completion of the Rights Offering. Further, depending upon the results of the Rights Offering, the number of new shares to be issued could result in a change in control of Harken. In addition, the stockholders may be subject to substantial dilution as a result of redemption of the 5% European Notes. See "Proposal Two: Redemption of 5% European Notes."

          Harken has entered into an agreement with Lyford Investments Enterprises Ltd. ("Lyford") that provides for Lyford to purchase at the Subscription Price any of the underlying shares of Common Stock that are not purchased by the stockholders in the Rights Offering. The principal of Lyford is Phyllis Quasha, who's son, Alan G. Quasha, is a former member of our board of directors and the former Chairman of Harken. Since Mr. Quasha's resignation from our board of directors in 1994, Mr. Quasha has continued to be a stockholder of Harken for a period of time. Prior to entering into the standby purchase agreement, Lyford and its affiliates owned no shares of Common Stock. However, an affiliate of Lyford purchased shares in Harken's subsidiary, Global Energy Development PLC ("Global"), during that subsidiary's March 2002 offering at the offering price. These shares are listed on the AIM Exchange in London. Harken proposed the standby purchase agreement to Lyford in early Summer 2002, and such negotiations were finalized during September 2002. On July 15, 2002 and August 29, 2002, Harken borrowed an aggregate principal amount of $5,000,000 from Lyford in exchange for the issuance of promissory notes with an annual interest rate of 10% (the "Lyford Notes"), which are due by their terms in 2005 but must be prepaid upon completion of the Rights Offering. Under the terms of the Lyford Notes, Harken is generally required to use 60% of the net proceeds of any sales of Common Stock for cash to repay the Lyford Notes within 30 days of its receipt of such proceeds. In connection with the Lyford Notes, Lyford received warrants to purchase 7,000,000 shares of Global at a price of 50 pence per share. These warrants expire in 2005. Lyford agreed to enter into the standby purchase agreement after considering: (i) the Lyford Notes, plus accrued interest, must be prepaid upon the completion of the rights offering; (ii) the 30% discount to market of the subscription price in the Rights Offering that was negotiated by Lyford; and (iii) the additional shares of common stock to be received as a Standby Commitment Fee (as defined below).

          As compensation to Lyford for its standby commitment, Harken paid Lyford an amount equal to 6% (the "Standby Commitment Fee") of the aggregate offering price (i.e., an aggregate fee of $600,000). Such fee was paid by issuing 1,714,286 shares of Common Stock to Lyford, with each such share being attributed a value equal to the average of the closing prices of Common Stock on the American Stock Exchange for the five trading days immediately preceding September 6, 2002. The Standby Commitment Fee paid to Lyford will not offset any of the amounts owed by Harken to Lyford under the Lyford Notes.

          Lyford has indicated to management of Harken that it intends to vote all of its shares of Harken Common Stock (which as of the date of this Proxy Statement is 1,714,286 shares, representing 6.9% of the outstanding shares entitled to vote at the Annual Meeting) in favor of Proposal One, as well as to vote in favor of all of the other proposals in this Proxy Statement. As a result of the agreement with Lyford, if none of Harken's common or preferred stockholders elect to exercise their Rights to purchase shares of Common Stock, and if the maximum number of shares are issued in the Rights Offering, Lyford could own up to 81% of Harken's outstanding Common Stock after the Rights Offering. Even if the minimum number of shares are issued in the Rights Offering, Lyford could obtain a majority ownership interest pursuant to its standby commitment. As a result, Lyford will have the voting power to control the future election of the Board of Directors and the approval of other matters presented for consideration by the stockholders, which could include amendments to the charter, mergers, acquisitions and various corporate governance actions.

          Harken will notify Lyford if the Rights Offering will not occur, was not approved by the stockholders, or was otherwise terminated. In such event, the agreement with Lyford will terminate (except for certain sections) and Lyford will be entitled to retain one-half (1/2) of the Standby Commitment Fee shares. Within thirty (30) days from the termination date, Lyford will either
(i) return the other one-half (1/2) of the Standby Commitment Fee shares to Harken, or (ii) retain all of the Standby Commitment Fee shares and remit to Harken $300,000. If Lyford does not close its standby commitment due to Harken not satisfying certain of the conditions precedent, Lyford is entitled to retain the entire Standby Commitment Fee.

          Lyford has advised us that it does not currently intend to resell any shares of Common Stock, including any shares acquired in the Rights Offering, but rather intends to retain such shares for investment purposes. Lyford has advised us that it does not currently have any plans or proposals with respect to any extraordinary corporate transactions involving Harken or any sale of Harken's assets or any change in Harken's Board of Directors, management, capitalization, dividend policy, charter or bylaws, or any other change in Harken's business or corporate structure or with respect to the delisting or deregistration of any of Harken's securities. Lyford has also advised us, however, that any determination to retain its interest in Harken will be subject to the continuing evaluation by Lyford of pertinent factors related to its investment in Harken. Depending upon the continuing assessment of these factors from time to time, Lyford may change its present intentions and may determine to acquire additional shares of Common Stock (by means of open market or privately negotiated purchases or otherwise) or to dispose of some or all of the shares of Common Stock or warrants held by Lyford and its partners. In connection with the Rights Offering, Lyford intends to exercise the Rights distributed to it in the Rights Offering.

          Harken anticipates commencing the Rights Offering promptly after the Annual Meeting if stockholder approval is obtained. In connection with the Rights Offering, Harken has filed a Registration Statement on Form S-3 (File No. 333-99579) with the Securities and Exchange Commission. The Registration Statement, which has not yet been declared effective by the Commission, describes in more detail the terms of the Rights Offering and the standby purchase agreement with Lyford. We encourage you to read it carefully.

          Harken intends to use the proceeds of the Rights Offering for the following purposes: (i) to repay the Lyford Notes, which are due by their terms in 2005, but must be prepaid upon completion of the Rights Offering; and (ii) to reduce Harken's 5% European Notes and 5% Benz Converible Notes due 2003 (the "Benz Notes") that mature next year, to repay its bank credit facility and/or for other corporate purposes.

Reasons for Approving the Rights Offering

          Under Section 713 of the AMEX Rules, issuers whose securities are listed on the American Stock Exchange, the exchange on which the Common Stock is listed, are required to obtain stockholder approval prior to listing on the exchange securities issued in connection with a transaction, other than a public offering, involving the sale, issuance, or potential issuance by the company of common stock equal to 20 percent or more of presently outstanding stock for less than the greater of book or market value of the stock.

          As of December 11, 2002, Harken had outstanding 24,850,293 shares of Common Stock. Although the exact number of shares to be issued in connection with the Rights Offering depends upon the Current Market Price at the time the Rights Offering commences, the minimum number of shares that will be issued is approximately 28.6 million and the maximum number of shares that will be issued is approximately 95.2 million. Because the Rights Offering would result in the issuance of a number of shares that is greater than 20% of the currently outstanding shares of Common Stock, the AMEX Rules require stockholder approval as a condition to listing such additional shares on the American Stock Exchange.

          Harken has 225 million shares of Common Stock authorized for issuance and has sufficient authorized shares for issuance in connection with the Rights Offering. However, the use of these authorized shares for the Rights Offering will reduce the number of shares available for issuance for the redemption of existing convertible notes.

          The Rights Offering will also trigger anti-dilution adjustments to the conversion prices of the 5% European Notes, the Benz Notes and Harken's 7% Senior Convertible Notes due 2007.

          In recommending the Rights Offering, the Board of Directors carefully considered Harken's need for additional capital and several alternative capital raising methods. Harken has already utilized some of these alternatives, including the sale of certain of Harken's producing domestic properties, the entering into additional long-term borrowing agreements and the attempt to sell portions of Harken's ownership interest in its subsidiary, Global. The Board of Directors also considered the potential change in control caused by the standby commitment of Lyford and the dilution of the ownership percentage of its current holders of Common Stock caused by the Rights Offering. While the ownership percentage of the current holders of Common Stock will decrease because holders of convertible preferred stock will also receive Rights, the Board of Directors considered that the magnitude of this dilution would be subject to, and dependent upon, the decision of each holder of Common Stock whether to subscribe for additional shares in Harken in the Rights Offering. In addition, the Board of Directors considered that the Rights Offering would only occur if the stockholders of the Company approved the proposed transaction. After weighing these factors and the effect of the Rights Offering of generating $10 million in additional capital for Harken, the Board of Directors believes that the Rights Offering is the best alternative for capital raising and is in the best interests of Harken and its stockholders. As described above, the proceeds of the Rights Offering are intended, among other things, to be used to reduce a portion of Harken's debt balances. To the extent Harken is unable to repurchase its $29,030,000 principal amount in 5% European Notes and $5,668,708 principal amount in Benz Notes prior to maturity in 2003, it will have to pay such notes in cash, redeem the notes by converting them into Common Stock, and/or otherwise restructure the notes. There can be no assurance that Harken would be successful in restructuring its obligations under the then-outstanding notes or have sufficient authorized shares to redeem such notes. Harken does not currently have available sufficient funds to pay such notes in cash upon maturity and there is no assurance it will obtain such funds prior to maturity.

          Stockholders are being asked to approve the Rights Offering and the issuance of shares of Common Stock necessary to accomplish the Rights Offering. Stockholders are not being asked to decide at this time whether or not to exercise their Rights in the Rights Offering. A vote in favor of the Rights Offering will not obligate any stockholder to purchase shares in the Rights Offering.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RIGHTS OFFERING AND THE ISSUANCE OF SHARES OF COMMON STOCK IN CONNECTION WITH THE RIGHTS OFFERING.

Vote Required

          The proposal to approve the Rights Offering and the issuance of shares of Common Stock in connection with the Rights Offering requires the affirmative vote of a majority of the shares having voting power present, in person or represented by proxy, at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not counted for purposes of approving the proposal.

                  PROPOSAL TWO: REDEMPTION OF 5% EUROPEAN NOTES

Background

          On May 26, 1998, Harken issued a total of $85 million principal amount of 5% European Notes which mature on May 26, 2003. These notes trade on the Luxembourg Exchange. Harken management has actively pursued, and continues to pursue, negotiated transactions to repurchase or exchange the 5%

European Notes in advance of their maturity next year. Harken has continued to reduce the balance of the 5% European Notes through exchanges and repurchases such that as of the date of this Proxy Statement, Harken has repurchased or exchanged approximately $55,970,000 principal amount of the 5% European Notes, leaving approximately $29,030,000 principal amount of the 5% European Notes outstanding. The 5% European Notes Trust Indenture was previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Form 10-Q for the quarter ended June 30, 1998.

          The 5% European Notes were issued primarily to raise funds to further Harken's exploration and development operations in Colombia, South America. Due to the risks involved in such operations, Harken negotiated redemption features for the 5% European Notes to allow Harken to redeem the notes by exchanging them for Common Stock. Beginning November 26, 2002, Harken may redeem up to 50% of the 5% European Notes in exchange for shares of Common Stock at a defined exchange price, as discussed below, based on an average market price of Common Stock. On May 26, 2003, Harken may similarly redeem all remaining 5% European Notes for shares of Common Stock.

          If Harken elects to redeem the 5% European Notes for shares of Common Stock, each note will be redeemed for a number of shares of Common Stock equal to 115% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption, divided by the average market price of the stock over the 30 calendar days immediately preceding the date of the notice of the redemption. The number of shares that might be issued to redeem the 5% European Notes will vary significantly depending upon the average market price of Common Stock over the 30 days preceding the redemption notice, and the amount of the 5% European Notes to be redeemed. For example, if the date of notice for the redemption of the 5% European Notes was December 2, 2002, which would result in an exchange price of approximately $.21, for every $1,000,000 principal amount of the 5% European Notes exchanged at this price, Harken would have been required to issue to the noteholders approximately 5.5 million shares of Common Stock. Thus, if Harken redeemed $20 million principal amount of the 5% European Notes at this price, Harken would be required to issue approximately 110 million shares of its Common Stock. In addition, if the entire $29,030,000 principal amount of outstanding 5% European Notes were redeemed at this price, Harken would be required to issue approximately 159 million shares of its Common Stock. Such a large issuance of shares in connection with the redemption of the 5% European Notes would result in substantial dilution of the ownership percentage of the existing holders of the Common Stock. The Rights Offering may cause additional dilution of the existing stockholders' ownership interests. See "Proposal One: The Rights Offering." The number of new shares to be issued could also result in a change in control of Harken and, depending on the ownership of the 5% European Notes, a small group of stockholders could control the future election of the Board of Directors and the approval of other matters presented for consideration by the stockholders, which could include mergers, acquisitions and various corporate governance actions.

Reasons for Approving the Redemption of the 5% European Notes

          The Board of Directors is seeking stockholder approval of the redemption of up to $20 million principal amount of the 5% European Notes and, under Section 713 of the AMEX Rules, the issuance of such number of shares of Common Stock as may be necessary to redeem up to $20 million principal amount of the 5% European Notes.

          As of December 11, 2002, Harken had outstanding 24,850,293 shares of Common Stock. Although the exact number of shares to be issued in connection with redemptions of the 5% European Notes will depend upon the amount of notes to be redeemed and the average market price of the Common Stock at the time of the redemptions, at present market prices, even the redemption of a small amount of the notes would result in the issuance of a number of shares that is greater than 20% of the currently outstanding shares of Common Stock. Consequently, the AMEX Rules require stockholder approval as a condition to listing such additional shares on the American Stock Exchange.

          While $29,030,000 principal amount of 5% European Notes remain outstanding, Harken is seeking stockholder approval to issue shares to only redeem up to $20 million principal amount of the 5% European Notes. In seeking this approval, Harken is neither obligating itself to redeem the maximum dollar amount of notes nor to issue any particular number of shares. Harken will continue to effect such exchanges, repurchases, redemptions and other restructurings of the 5% European Notes as it deems most beneficial to Harken and its stockholders, which could result in a principal amount to be redeemed that is less than $20 million.

          Without stockholder approval of this proposal, Harken will be unable to redeem for stock any significant amount of the 5% European Notes without violating Section 713 of the AMEX Rules due to the current market price of the Common Stock. Given the current market price of $0.20 as of December 2, 2002 and the current number of shares outstanding, Harken would only be able to redeem $864,358 principal amount of the 5% European Notes pursuant to the redemption provisions of the 5% European Notes before the number of shares to be issued would require stockholder approval under the AMEX Rules.

          If the stockholders do not approve this proposal, Harken's alternatives would be to:

     . Redeem or repurchase notes for cash, or repay the notes at maturity. Currently, Harken does not have sufficient funds to pay the notes in cash upon maturity, or to otherwise redeem or repurchase notes for cash. There can be no assurance that Harken will obtain sufficient funds prior to maturity.

     . Exchange notes for other securities (such as debt instruments or preferred stock) or property. Harken may not be successful in exchanging notes for other securities or property.

     . Otherwise restructure the notes. Harken may not be successful in restructuring its obligations under the notes.

     . Effect redemptions despite the absence of stockholder approval to issue shares. As discussed above, stockholder approval would be required under Section 713 of the AMEX Rules in order for Harken to redeem any significant amount of the 5% European Notes. Harken may determine to proceed with the redemption of $20 million or more of the notes even though the stockholders do not approve of this proposal if the Board of Directors determines that effecting such transactions are in the best interests of Harken and its stockholders. If stockholder approval is not obtained, the Common Stock could be subject to potential delisting from the American Stock Exchange if Harken redeems such notes in an amount that violates the AMEX Rules. If the Common Stock is delisted for any reason and Harken is deemed not to have used its "best efforts" to maintain such listing, Harken will be in default under continuing obligations to maintain such listing for the former holders of the 5% European Notes after redemption as well as under other debt agreements. Any default under Harken's debt agreements will result in a majority of Harken's debt obligations becoming due in full. Harken does not currently have available sufficient funds to pay its debt obligations in cash and there is no assurance it will obtain such funds if such debt became due, which would result in a material adverse effect on Harken's financial position and results of operations. In addition, the potential delisting of Harken's common stock could adversely affect its ability to raise capital in the future by issuing common stock or securities convertible into common stock.

          In recommending the proposed redemption of up to $20 million principal amount of 5% European Notes by issuing shares of Common Stock, the Board of Directors carefully considered the alternatives listed above. Harken would be in danger of defaulting under the notes if it is not successful in accomplishing any of those alternatives and the notes could not be timely repaid. The Board of Directors considered that the alternatives listed above pose a greater risk to the value of the Common Stock than the risk of a potential change in control of Harken and the substantial dilution of the ownership percentage of its current holders of Common Stock resulting upon the completion of the redemption. While Harken will continue to pursue negotiated transactions to repurchase or exchange the 5% European Notes in advance of their maturity, the Board of Directors believes that it is in the best interests of Harken and its stockholders to have the flexibility to take advantage of the redemption provisions of the 5% European Notes and to issue shares of Common Stock to redeem up to $20 million principal amount of the 5% European Notes.

          If Harken has over $20 million principal amount of the 5% European Notes outstanding, the redemption of this remaining balance could require additional stockholder approval for shares under the AMEX Rules. There can be no assurance that Harken could receive the required stockholder approval to redeem amounts in excess of $20 million principal amount.

          However, even if stockholder approval is obtained for the redemption of up to $20 million of the 5% European Notes, Harken may not have a sufficient number of shares authorized for issuance to complete the redemption. Currently, Harken has 225 million shares of Common Stock authorized for issuance. Assuming the market price of the Common Stock is lower than approximately $0.27 per share for purposes of calculating the number of shares to be issued in the Rights Offering and the redemption of the Benz Notes, Harken will not have enough shares authorized for issuance to complete the redemption. There can be no assurance that Harken could receive the required stockholder approval to increase its authorized shares of Common Stock to effect such redemption.

          Harken's principal outstanding debt that matures next year consists of $29,030,000 principal amount in 5% European Notes and $5,668,708 principal amount in Benz Notes. Even if the Rights Offering is approved and consummated, the offering will result in gross proceeds of less than $5 million after repaying the Lyford Notes. Such amount of proceeds is not sufficient to repay Harken's outstanding debt obligations, including the notes. Harken does not currently have available sufficient funds to pay such debt obligations in cash upon maturity and there is no assurance it will obtain such funds prior to maturity. To the extent Harken is unable to pay such notes in cash upon maturity, it will have to redeem the notes by converting them into Common Stock, and/or otherwise restructure the notes. There can be no assurance that Harken would be successful in restructuring its obligations under the then-outstanding notes or have sufficient authorized shares to redeem such notes.

          If the Rights Offering is approved by the stockholders, Lyford may obtain a majority ownership interest as a result of its standby commitment relating to the Rights Offering. See "Proposal One: The Rights Offering." If so, Lyford as majority stockholder could approve the authorization of the issuance of additional shares of Common Stock for the redemption of outstanding 5% European Notes in excess of $20 million and to increase the authorized shares of Common Stock as well as control the future election of the Board of Directors and the approval of other matters presented for consideration by the stockholders, which could include mergers, acquisitions and various corporate governance actions.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE REDEMPTION OF UP TO $20 MILLION PRINCIPAL AMOUNT OF THE 5% EUROPEAN NOTES AND THE ISSUANCE OF SUCH NUMBER OF SHARES OF COMMON STOCK AS ARE NECESSARY TO REDEEM THE 5% EUROPEAN NOTES.

Vote Required

          The proposal to approve the redemption of up to $20 million principal amount of 5% European Notes and the issuance of shares in connection with the redemption of up to $20 million principal amount of the 5% European Notes requires the affirmative vote of a majority of the shares having voting power present, in person or represented by proxy, at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes are not counted for purposes of approving the proposal.

                      PROPOSAL THREE: ELECTION OF DIRECTORS

          The number of directors constituting the full Board of Directors of Harken has been established as nine (9) in accordance with Harken's Bylaws. The Certificate of Incorporation provides that the Board of Directors be divided into Classes A, B and C, with staggered terms of three (3) years each. There are presently nine (9) members serving on the Board of Directors. Three Class C Directors will be elected at the Annual Meeting to hold office until the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Nominees for Election as Class C Directors:

           Name, Age and Business Experience                   Director Since
------------------------------------------------------------   --------------

Stephen C. Voss (Age - 53) - Managing Director of Global           1997
since January 2002; Vice Chairman of the Board of Harken from May 2000 to November 2001; from September 1998 to May
15, 2000 he served as Executive Vice President and Chief
Operating Officer of Harken, and from 1990 to September 1998 as Senior Vice President of Harken.

Marvin M. Chronister (Age - 51) - From August 1990 to May          2002
2002 he served as a Director of Corporate Finance with Deloitte & Touche LLP; from December 1988 to August 1990 he served as an investment banker with Kidder Peabody, and from February 1987 to December 1988 he served with Merrill Lynch.

James H. Frizell (Age - 75) - From 1985 to 1987 and from           2001
1989 to the present, Mr. Frizell has acted as an independent petroleum consultant. From 1987 to 1989, he served as a Vice
President of Pike Petroleum Corporation. From 1983 to 1985, he served as a Vice President of Valero Producing Company.
From 1981 to 1983, he served as Vice President-Exploration and Senior Vice President at Freeport-McMoran.

          Each of the nominees for election as directors has agreed to serve if elected. Harken knows of no reason why any of the nominees for election as directors would be unable to serve. Should any of the nominees be unable to serve, all proxies returned to Harken will be voted in accordance with the best judgment of the persons named as proxies except where a contrary instruction is given.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MESSRS. VOSS, CHRONISTER, AND FRIZELL TO THE BOARD OF DIRECTORS.

Vote Required to be Elected as a Director

          To be elected a director, each nominee must receive the affirmative vote of a plurality of the votes duly cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of nominees to the Board of Directors.

Directors Continuing in Office:

                                                     Director    Term
        Name, Age and Business Experience              Since    Expires
--------------------------------------------------   --------   -------
Mikel D. Faulkner (Age - 53) - Chairman of the         1982       2003
Board of Harken since February 1991; CEO of Harken since 1982, and President of Harken from 1982 until February 1993. Effective May 31, 2001, Mr.
Faulkner also became the Chairman of the Board of Directors of Global.

Bruce N. Huff (Age - 52) - President and Chief         1996       2003
Operating Officer of Harken since March 1998 and
Chief Financial Officer from February 1999 to June
2000; Senior Vice President and Chief Financial
Officer of Harken from 1990 to March 1998.

Larry G. Akers (Age - 64) - From 1996 to the           2000       2004
present, Mr. Akers has acted as an independent energy advisor/consultant. From 1978 to 1988, he served as Chairman, President and CEO of ESCO
Energy, Inc. From 1969 to 1978, Mr. Akers served as exploration and development manager for Laclede
Gas.

Michael M. Ameen, Jr. (Age - 78) - From 1989 to        1994       2004
1999, Mr. Ameen served as a part time consultant to Harken with regard to Middle Eastern exploration projects; Independent Consultant on
Middle East Affairs for the past twelve years;
Director of American Near East Refugee Aid (a charitable organization); Past director of
Amideast (a charitable organization); Past director of Middle East Institute; Past director of International College in Beirut, Lebanon; Past vice president of government relations and director of Washington office of Aramco; Past president of Mobil Middle East Development
Corporation; and Member, Energy Intelligence Group
International Advisory Board.

Dr. J. William Petty (Age - 60) - Professor of         2000       2003
Finance and the W.W. Caruth Chairholder of
Entrepreneurship at Baylor University from 1990 to the present; Served as dean of the Business School at Abilene Christian University from 1979 to 1990;
served as a subject matter expert on a
best-practices study by the American Productivity and Quality Center on the topic of shareholder value based management; served on a research team for the Australian Department of Industry to study the feasibility of establishing a public equity market for small and medium-sized enterprises in Australia.

H. A. Smith (Age - 65) - From June 1991 to the         1997       2004
present, Mr. Smith has served as a consultant to Smith International Inc., an oil field service company; previously Mr. Smith served as Vice
President Customer Relations for Smith
International, Inc.

                       DIRECTORS' MEETINGS AND COMMITTEES

          During 2001, the Board of Directors held six (6) meetings, which included three (3) regularly scheduled meetings and three (3) special meetings. The Board of Directors also acted by unanimous written consent twelve (12) times. During 2001, each current member of the Board of Directors attended or acted upon at least seventy-five percent (75%) of the total number of meetings of the Board of Directors and Committees on which he served.

          The Board of Directors has standing Audit, Compensation, Nominating, and Corporate Governance Committees, which are described below.

          Audit Committee. The Audit Committee is currently comprised of Messrs. Petty, Smith, and Ameen. During 2001, the Audit Committee was comprised of Messrs. Smith and Petty and Gary B. Wood, a former director. The functions of the Audit Committee and its activities, including review of the financial statements of Harken and receipt of reports and other communications from Harken's independent auditors, are described below under the heading Report of the Audit Committee. During 2001 the Audit Committee held five (5) meetings.

          Compensation Committee. The Compensation Committee is currently comprised of Messrs. Frizell, Akers and Petty. During 2001, the Compensation Committee was comprised of Messrs. Ameen and Akers and Robert Gerrity, a former director. The Compensation Committee is responsible for making and setting compensation for the chief executive officer of Harken; however, at December 31, 2001, the full Board of Directors adopted the Report on Chief Executive Compensation which appears on page 15. During 2001, the Compensation Committee held one (1) meeting.

          Nominating Committee. The Nominating Committee is comprised of Messrs. Smith and Ameen. During 2001, the Nominating Committee was comprised of Messrs. Ameen and Gary B. Wood, a former director. The Nominating Committee considers nominations for the Board of Directors, develops and reviews background information for candidates, and makes recommendations to the Board of Directors with respect to candidates for directors proposed by stockholders. Any stockholder wishing to recommend a candidate for consideration by the Board can do so in writing to the Secretary of Harken at its corporate offices in Houston, Texas, giving the candidate's name, biographical data and qualifications. Any such recommendation must be submitted before the deadline for receipt of stockholder proposals and must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The Nominating Committee did not hold any meetings during 2001.

          Corporate Governance Committee. The Corporate Governance Committee was formed in March 2002 and is comprised of Messrs. Ameen and Petty. The Corporate Governance Committee considers issues that arise from time to time with respect to the directors' and officers' duties and responsibilities to Harken and makes recommendations regarding such issues to the whole Board of Directors.

                            COMPENSATION OF DIRECTORS

          In 2001, each non-employee director of Harken received an annual retainer of $20,000 plus $2,000 for attendance at each regular meeting. In addition, directors serving on Committees received $4,000 for chairmanship and $1,000 per Committee meeting attended. Except for the compensation described in the preceding two sentences, non-employee directors did not receive any additional fees for meetings attended.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          On October 21, 1997, Harken loaned Stephen C. Voss, a director of Harken, $80,000 at an interest rate of 7% per annum. This loan is a recourse loan secured by options to purchase Common Stock granted to Mr. Voss. The outstanding principal balance of such loan was $80,000, and such loan is payable on demand.

          In May 2002, Harken entered into a severance agreement and forgave the repayment of a short-term loan in the amount of $64,000 to Larry E. Cummings, who was then an Executive Vice President and General Counsel of Harken, related to his resignation as an officer of Harken due to health reasons.

                          EXECUTIVE OFFICERS OF HARKEN

          The officers of Harken are elected annually by the Board of Directors following each Annual Meeting of Stockholders, or as soon thereafter as practicable. Each officer holds office until the earlier of such time as his or her successor is duly elected and qualified, or his or her death, resignation or removal from office. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, the best interests of Harken will be served thereby, but such removal will be without prejudice to the contract rights, if any, of the person so removed.

          The executive officers of Harken, their ages and positions held with Harken and their business experience for the past five years are listed below.

       Name            Age                    Position Held with Harken
-------------------   ------   --------------------------------------------------------------
Mikel D. Faulkner       53     Chairman of the Board of Directors and Chief Executive Officer
Bruce N. Huff           52     President, Chief Operating Officer
James W. Denny, III     54     Executive Vice President - Operations
Anna M. Williams        32     Executive Vice President - Finance and Chief Financial Officer
Richard O. Cottle       46     Senior Vice President - Production
A. Wayne Hennecke       43     Senior Vice President - Finance and Secretary

          Mikel D. Faulkner has served as Chairman of the Board of Harken since February 1991 and Chief Executive Officer of Harken since 1982. Mr. Faulkner previously served as President of Harken between 1982 and 1993.

          Bruce N. Huff has served as a director of Harken since August 1996. Mr. Huff has served as President and Chief Operating Officer of Harken since March 1998. Mr. Huff had previously served as Senior Vice President and Chief Financial Officer since 1990.

          James W. Denny, III has served as Executive Vice President - Operations since October 1999. From 1998 to October 1999, Mr. Denny served as Senior Engineer/Operations Manager for XPLOR Energy, Inc. From 1995 to 1998, Mr. Denny served as Vice President, Operations & Exploration for Polaris Exploration Corporation.

          Anna M. Williams has served as Executive Vice President - Finance and Chief Financial Officer since June 2001. Ms. Williams has served as Senior Vice President - Finance and Chief Financial Officer since June 2000 and as Vice President - International Finance since from 1998 to 2000 and as International Finance Manager from 1996 to 1998.

          Richard O. Cottle has served as Senior Vice President - Operations since January 2000. Since joining Harken in 1994, Mr. Cottle has served as Vice President of Operations and as Operations Manager for Harken Southwest Corporation, a wholly-owned subsidiary of Harken.

          Wayne Hennecke has been employed with Harken since 1988. Mr. Hennecke has served as Senior Vice President - Finance and Secretary of Harken since June 2002. Mr. Hennecke has served as Senior Vice President - Finance and Chief Accounting Officer of Harken since June 2001 and as Treasurer since June 1995, and had previously served as Vice President-Finance and Chief Financial Officer of Harken from April 1998 to December 1998.

                       COMPENSATION OF EXECUTIVE OFFICERS

          The following table sets forth certain information regarding the compensation paid during fiscal years 2001, 2000, and 1999 to Harken's Chief Executive Officer and Harken's four most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers"). With respect to the Chief Executive Officer, please see the Report on Chief Executive Compensation below.

                              SUMMARY COMPENSATION

-----------------------------------------------------------------------------------------------------------------
                                                Annual Compensation                     Long Term Compensation
-----------------------------------------------------------------------------------------------------------------
                                                                                       Securities
                                                                                       Underlying
Name and Principal    Fiscal                            Other Annual     All Other    Options/SARs       Other
Position               Year     Salary         Bonus    Compensation   Compensation        (#)       Compensation
-----------------------------------------------------------------------------------------------------------------
Mikel  D. Faulkner     2001    $301,442(1)    $ 2,414    $ 5,356(2)     $ 2,983(3)            --          --
Chairman and Chief     2000    $255,000       $25,000    $ 1,915(4)     $10,858(5)       200,000          --
Executive Officer      1999    $264,808(6)    $84,904    $ 2,616(4)     $10,000(7)        73,000          --

-----------------------------------------------------------------------------------------------------------------
Bruce N. Huff          2001    $229,327(8)    $31,013    $13,351(9)     $ 2,983(3)            --          --
President and Chief    2000    $213,750(10)   $17,700    $39,112(11)    $10,858(5)        95,000          --
Operating Officer      1999    $206,250(12)   $55,000    $ 7,875(4)     $60,725(13)       46,000          --

-----------------------------------------------------------------------------------------------------------------
Stephen C. Voss        2001    $223,269(14)   $25,000    $22,800(15)    $ 2,983(3)            --          --
Vice Chairman          2000    $205,000       $10,347    $30,936(16)    $10,858(5)            --          --
                       1999    $195,000       $55,000    $12,000(4)     $10,000(7)        46,000          --

-----------------------------------------------------------------------------------------------------------------
James W. Denny, III    2001    $175,000       $   521    $16,400(17)    $ 2,970(18)           --          --
Executive Vice         2000    $151,442       $30,000    $ 3,000(4)     $10,789(19)       60,000          --
President              1999          --            --         --             --               --          --

-----------------------------------------------------------------------------------------------------------------
Guillermo Sanchez      2001    $189,909(20)   $25,000         --        $ 3,654(21)           --          --
President of Harken    2000    $176,640            --         --        $11,143(22)           --          --
International, Ltd.    1999    $169,399(23)   $11,500         --        $10,000(7)        16,000          --
-----------------------------------------------------------------------------------------------------------------

----------
(1)  Includes $16,442 for unused vacation time.
(2)  Includes $556 relating to use of company car and $4,800 club allowance.
(3)  Includes $2,625 of 401(k) matching and $358 in group term life premiums.
(4)  Relating to use of company car.
(5)  Includes $10,500 of 401(k) matching and $358 in group term life premiums.
(6)  Includes $9,808 for unused vacation time.
(7)  Relates to 401(k) matching.
(8)  Includes $4,327 for unused vacation time.
(9)  Includes $8,551 relating to use of company car and $4,800 club allowance.
(10) Includes $3,750 for unused vacation time.
(11) Includes $13,745 relating to use of a company car and debt forgiveness in the amount of $25,367.
(12) Includes $11,250 for unused vacation time.
(13) Includes $10,000 relating to 401(k) matching and $50,725 relating to relocation expenses.
(14) Includes $8,269 for unused vacation time.
(15) Includes $18,000 relating to use of company car and $4,800 club allowance.
(16) Includes $15,716 relating to use of company car and debt forgiveness in the amount of $15,220.
(17) Includes $11,600 relating to use of company car and $4,800 club allowance.
(18) Includes $2,625 of 401(k) matching and $345 in group term life premiums.
(19) Includes $10,500 of 401(k) matching and $289 in group term life premiums.
(20) Includes $7,034 for unused vacation time.
(21) Includes $2,625 of 401(k) matching and $1,029 in group term life premiums.
(22) Includes $10,500 of 401(k) matching and $643 in group tem life premiums.
(23) Includes $6,394 for unused vacation time.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

          There were no grants of options nor stock appreciation rights made to any of Harken's executive officers during the last fiscal year.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

                       Number of                                                   Value of Unexercised
                      Shares/SARs                   Number of Securities               In-the-Money
                      Acquired on     Value        Underlying Unexercised         Options/SARs at Fiscal
                       Exercise     Realized   Option/SARs at Fiscal Year End          Year End /(1)/
===========================================================================================================
     Name                                        Exercisable   Unexercisable    Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------------------
Mikel D. Faulkner          --          --          349,375        195,250           $--            $--
-----------------------------------------------------------------------------------------------------------
Bruce N. Huff              --          --          164,625         99,375           $--            $--
---------------------------------------------- ------------------------------------------------------------
Stephen C. Voss            --          --          158,625         84,375           $--            $--
-----------------------------------------------------------------------------------------------------------
James W. Denny, III        --          --           17,500         47,500           $--            $--
-----------------------------------------------------------------------------------------------------------
Guillermo Sanchez          --          --           78,000         18,000           $--            $--

----------
/(1)/ The closing price for the Common Stock as reported on the American Stock
     Exchange as of December 31, 2001 was $1.23. Value was calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Common Stock underlying the option.

                         CHANGE-IN-CONTROL ARRANGEMENTS

          On April 1, 2002 (but effective as of December 30, 1999), Harken and Mikel D. Faulkner entered into that certain Amended and Restated Agreement Regarding Compensation in the Event of Change in Control (the "Change in Control Agreement"), which was negotiated and approved by the Compensation Committee. The Change in Control Agreement provides that in the event of a "Change in Control" of Harken, Harken shall pay to Mr. Faulkner within thirty days' of such event, in addition to any other payments owing to Mr. Faulkner, a cash payment equal to thirty (30) times Mr. Faulkner's regular monthly salary which was last paid prior to the month in which such Change in Control event occurred.

          A "Change in Control" is defined as including: the sale of all or substantially all of the assets of Harken; a transaction which results in more than fifty percent (50%) of the voting stock of Harken being owned by a person or party other than who owned or held such shares prior to such transaction; a "person" or "group" (within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934), being or becoming the beneficial owner of more than fifty percent (50%) of the voting stock of Harken outstanding; the liquidation or dissolution of Harken; any other event or series of events that results in a change or right to change a majority of the members of Harken's Board of Directors; and any event which causes the triggering of or a Change in Control to occur under Harken's Stockholder Rights Plan. Under Harken's Stockholder Rights Plan, a triggering event occurs whenever any person (other than an employee stock option plan) becomes the beneficial owner of 15% or more of the shares of Common Stock then outstanding.

          Mr. Faulkner has waived the application of the "Change in Control" provisions of the Change in Control Agreement in connection with past capital restructuring transactions of Harken, and Mr. Faulkner has waived the application of such provisions for the Rights Offering (including the issuance of any shares to Lyford, as standby purchaser) and any other transactions described herein.

          On June 17, 2002, Harken entered into a Severance Agreement with Bruce
N. Huff, which was negotiated and approved by the Compensation Committee. This Severance Agreement provides that in the event Mr. Huff is involuntarily terminated by Harken during the term of the Severance Agreement, Harken will pay Mr. Huff, in addition to any other payments owing to Mr. Huff, an amount equal to 9 months' salary (which salary shall be deemed to be the greater of Mr. Huff's salary at the time of termination or his salary as of June 17, 2002). The term of the Severance Agreement expires on June 17, 2003.

          On June 17, 2002, Harken entered into a Severance Agreement with James
W. Denny III, which was negotiated and approved by the Compensation Committee. This Severance Agreement provides that in the event Mr. Denny is involuntarily terminated by Harken during the term of the Severance Agreement, Harken will pay Mr. Denny, in addition to any other payments owing to Mr. Denny, an amount equal to 9 months' salary (which salary shall be deemed to be the greater of Mr. Denny's salary at the time of termination or his salary as of June 17, 2002). The term of the Severance Agreement expires on June 17, 2003.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During 2001, the Board of Directors, sitting in lieu of a Compensation Committee, participated in all deliberations concerning executive compensation (except that members of the Board of Directors who were also officers did not participate in deliberations concerning the compensation of the "named executive officers"). The members of the Board participating in such deliberations were Mikel D. Faulkner, Chairman of the Board and Chief Executive Officer, Bruce N. Huff, President and Chief Operating Officer, Stephen C. Voss, Managing Director of Global, Larry G. Akers, Michael M. Ameen, Jr., James H. Frizell, Dr. J. William Petty, and H. A. Smith. No executive officer of Harken served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on Harken's Board of Directors or Compensation Committee. As described above under "Certain Relationships and Related Transactions," on October 21, 1997, Harken loaned Stephen C. Voss, a director of Harken, $80,000 at an interest rate of 7% per annum.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Harken's directors and executive officers, and any persons who own more than ten percent of a registered class of Harken's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Harken. Directors, executive officers and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish Harken with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms and written representations from certain reporting persons, Harken believes that all filing requirements applicable to its directors and executive officers have been complied with during 2001.

                             AUDIT COMMITTEE REPORT

          The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Harken filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Harken specifically incorporates this Report by reference therein.

                                                              September 24, 2002

To the Board of Directors of Harken Energy Corporation:

          The Audit Committee of the Board of Directors, which is composed of three independent non-employee directors, reviews and discusses with Harken's auditors and management Harken's audited financial statements. Each such member of the Audit Committee is independent within the meaning of the rules of the American Stock Exchange. During 2000, the Audit Committee developed a charter, which was approved by the full Board on June 13, 2000. The complete text of the charter, which reflects standards set forth in SEC regulations and American Stock Exchange rules, was reproduced in the appendix to last year's proxy statement.

          The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under its Charter. The Audit Committee has reviewed and discussed with management Harken's audited financial statements as of and for the year ended December 31, 2001. It has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

          We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

          Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Harken's Annual Report on Form 10-K for the year ended December 31, 2001.

                                                       By: Dr. J. William Petty
                                                           H. A. Smith
                                                           Michael M. Ameen, Jr.

                     REPORT ON CHIEF EXECUTIVE COMPENSATION

          The Compensation Committee of the Board of Directors develops and oversees Harken's compensation strategy. The strategy is implemented through policies designed to support the achievement of Harken's business objectives and the enhancement of stockholder value. The Compensation Committee reviews the annual compensation package on an ongoing basis throughout the year. Harken's compensation policies and programs are designed to align the annual compensation with the annual and long-term performance of Harken and to maintain a significant portion of that total compensation at risk, tied primarily to the creation of stockholder value. On December 31, 2001, the Board of Directors (the "Board"), sitting in lieu of the Compensation Committee, adopted this Report on Chief Executive Compensation.

          The Compensation Committee annually reviews and sets the base salary of the Chief Executive Officer (the "CEO"). In establishing annual compensation for the CEO, the Compensation Committee takes into consideration many factors in making a determination of aggregate compensation. In adopting this Report, the Board, acting in lieu of the Compensation Committee, took into account for 2001 the following factors: (i) the financial results of Harken during the prior year; (ii) the performance of the Common Stock in the public market; (iii) compensation of chief executive officers employed by companies comparable to Harken; (iv) the achievements of management in completing significant projects during the year; (v) Harken's performance during the past year as compared to its peer companies in the oil and gas industry; (vi) the impact that the dramatic fluctuations in the prices of crude oil and natural gas have had on the Company during this past year; and (vii) management's dedication and commitment in support of Harken. The Board exercised its judgment based upon the above criteria and did not apply a specific formula or assign a weight to each factor considered.

          In setting the CEO's compensation for 2001, the Board took note of the fact that Harken achieved significant success in 2001 toward implementing its overall business strategy and accomplishing goals that had been set by the Board. Harken completed certain key objectives which enhanced Harken's domestic oil and gas reserve base and consolidated its areas of emphasis of operations in the domestic United States. No cash bonus, other than certain minor compensation allowance items, was granted to the CEO during 2001. The CEO's base salary was increased by $30,000 in 2001 compared to his base salary for 2000.

          Harken's long-term incentive compensation consists of Harken's Stock Option Plans. The Compensation Committee views the granting of stock options and restricted stock awards as a significant method of aligning management's long-term interests with those of the stockholders. The Compensation Committee encourages executives, individually and collectively, to maintain a long-term ownership position in Harken's Common Stock. The Board, sitting in lieu of the Compensation Committee, did not grant to the CEO any additional stock options during 2001.

Federal Income Tax Considerations

          In 1993, the Internal Revenue Code was amended to place a $1.0 million cap on the deductibility on compensation paid to individual executives of publicly held corporations. The Board took this into account, however, upon review of the available regulations and interpretations, decided that it would not make the deductibility of Harken's compensation for federal income tax purposes a criterion to be used in establishing compensation of the named executives during the present review cycle. The Board took into consideration the belief that the current compensation levels of the CEO would not be subject to the cap. The Board continues to recognize that compensation should meet standards of reasonableness and necessity, which have been part of the Internal Revenue Code for many years.

                                                        By: Mikel D. Faulkner
                                                            Bruce N. Huff
                                                            Stephen C. Voss
                                                            Larry G. Akers
                                                            Michael M. Ameen
                                                            James H. Frizell
                                                            Dr. J. William Petty
                                                            H. A. Smith

                         PERFORMANCE OF THE COMMON STOCK

          The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Harken specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          The graph below compares the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Dow Jones Secondary Oils Stock Index over the same period (assuming the investment of $100 in the Common Stock, the S&P 500 Index and the Dow Jones Secondary Oils Stock Index on December 31, 1996 and reinvestment of all dividends).

                                   [GRAPHIC]

                      Comparison of Cumulative Total Return
                Assumes Initial Investment of $100 December 1996

                                 1996   1997   1998   1999   2000   2001
                                 ----   ----   ----   ----   ----   ----

Harken Energy Corp.              $100   $233   $ 67   $ 27   $ 11    $ 4
S&P 500 Index                     100    105     71     89    126    121
Dow Jones Secondary Oils          100    133    171    208    189    166
Stock Index

                         INDEPENDENT PUBLIC ACCOUNTANTS

          On August 28, 2001, Harken dismissed Arthur Andersen LLP ("Arthur Andersen") as Harken's independent accountants. Harken engaged Ernst & Young LLP ("Ernst & Young") as its new independent accountants. The decision to change Harken's independent accountants was made by Harken's Audit Committee of the Board of Directors. A representative of Ernst and Young LLP will be invited to attend the Annual Meeting and to make a statement if such representative desires to do so, and, if in attendance, will be available to respond to appropriate questions.

          Arthur Andersen's reports on Harken's consolidated financial statements for the years ended December 31, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

          During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, there were no disagreements with Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Arthur Andersen, would have caused the former accountant to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

          During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, there were no "reportable events" (hereinafter defined) requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K. As used herein, the term "reportable events" means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Item 304 of Regulation S-K.

          Effective September 5, 2001, Harken engaged Ernst & Young as its independent accountants. During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, neither Harken nor anyone on its behalf consulted Ernst & Young regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Harken's consolidated financial statements, nor has Ernst & Young provided to Harken a written report or oral advice regarding such principles or audit opinion.

          Harken requested and obtained a letter from Arthur Andersen addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

Audit Fees

          The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Harken's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in Harken's quarterly reports on Form 10-Q for that fiscal year were $186,900.

Financial Information Systems Design and Implementation Fees

          There were no fees billed by Ernst & Young LLP for professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

          The aggregate fees billed by Ernst & Young LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001 were $816,797, including (i) $97,645 for statutory audit work as well as registration statement post-audit review work, (ii) fees for U.K. professional costs related to Global's application for listing on the Alternative Investment Market of the London Stock Exchange, and (iii) fees for tax planning and the preparation of tax returns of the company and/or its subsidiaries.

          On September 24, 2002, the Audit Committee reviewed the non-audit services provided to Harken by Ernst & Young LLP and concluded that such services are compatible with the maintenance of that firm's independence in the conduct of its auditing functions for Harken.

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

          Under the SEC's proxy rules, stockholder proposals that meet certain conditions may be included in Harken's proxy statement and form of proxy for a particular annual meeting. Stockholders that intend to present a proposal at Harken's 2003 Annual Meeting of Stockholders must send the proposal to Harken so that it is received at Harken's principal executive offices no later than February 14, 2003 to be considered for inclusion in the proxy statement and form of proxy related to the 2003 Annual Meeting of Stockholders. Stockholders that have an intention to present a proposal that will not be included in the proxy statement and the form of proxy must give notice to Harken no later than February 14, 2003 of the specific intention to do so. Any and all such proposals and notices should be sent to the attention of the Secretary of Harken. Any and all such proposals must comply with applicable Securities and Exchange Commission regulations in order to be included in Harken's proxy materials or to be presented at the Annual Meeting.

                         FINANCIAL AND OTHER INFORMATION

          The financial statements of Harken have been included as part of the Annual Report of Harken enclosed with this Proxy Statement. The financial statements and notes thereto, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations, Quantitative and Qualitative Disclosures About Market Risk, and Changes In and Disagreements with Accountants on Accounting and

Financial Disclosure, from the following forms are incorporated by reference:
Form 10-K for the year ended December 31, 2001, as amended, Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, as amended. In addition, a representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions from stockholders.

          Harken urges each of its stockholders to review all of Harken's reports filed with the Securities and Exchange Commission subsequent to Harken's Annual Report on Form 10-K to Stockholders for additional information regarding the matters discussed herein.

          Harken will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, as amended, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission for the year ended December 31, 2001. Requests should be directed to the Secretary, Harken Energy Corporation, 580 WestLake Park Blvd., Suite 600, Houston, Texas 77079,
(281) 504-4000.

                                              By Order of the Board of Directors


                                              /s/ A. WAYNE HENNECKE
                                              ----------------------------------
                                              A. Wayne Hennecke, Secretary

Houston, Texas
December 20, 2002

HARKEN
Energy Corporation

HARKEN ENERGY CORPORATION
580 WESTLAKE PARK BLVD.
SUITE 600
HOUSTON, TX 77079

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Harken Energy Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
                                                                                                KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY
                                    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
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HARKEN ENERGY CORPORATION
  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
  FOR PROPOSALS ONE, TWO AND THREE.

  Vote on Proposals

  PROPOSAL THREE: Election of three Class C Directors   For Withhold For All   To withhold authority to vote, mark "For All Except"
  of Harken, to hold office in accordance with          All     All   Except   and write the nominee's number on the line below.
  Harken's Certificate of Incorporation until the
  2005 Annual Meeting of Stockholders.                  [ ]     [ ]    [ ]
                                                                               ----------------------------------------------------
  Nominees: 01) Stephen C. Voss
            02) Marvin M. Chronister
            03) James H. Frizell
                                                                                                        For      Against    Abstain

  PROPOSAL ONE: Approve a $10 million Rights Offering and the issuance of such                          [ ]        [ ]        [ ]
                number of shares of Common Stock necessary to accomplish the
                Rights Offering.

  PROPOSAL TWO: Approve the redemption of up to $20 million principal amount of                         [ ]        [ ]        [ ]
                Harken's 5% European Notes and the issuance of such number of shares of Common Stock necessary to accomplish the redemption.

       The undersigned stockholder(s) authorizes the proxies to transact such other business as may properly come before the Annual
  Meeting or any adjournment(s) thereof.

  NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON, JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR,
  ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

  (VOTING INSTRUCTION: TO CUMULATE THE VOTES FOR ONE OR MORE
  OF THE NOMINEE(S) ABOVE, WRITE THE NAME(S) OF THE NOMINEE(S)
  AND THE MANNER IN WHICH SUCH VOTES SHALL BE CUMULATED IN THE
  SPACE PROVIDED ON THE REVERSE SIDE.)

  Check this box if you have given written voting
  instructions on the reverse side.                      [ ]

  -------------------------------------------                           ----------------------------------------

  -------------------------------------------                           ----------------------------------------
  Signature[PLEASE SIGN WITHIN BOX]    Date                             Signature(Joint Owners)           Date
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

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                             HARKEN ENERGY CORPORATION
                     PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 29, 2003

     The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Harken Energy Corporation ("Harken") to be held January 29, 2003, and (2) constitutes and appoints A. Wayne Hennecke and Anna
M. Williams, and each of them, attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act in accordance with the instructions set forth on the reverse side, with respect to all of the shares of Common Stock of Harken standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act at that meeting and at any meetings to which that meeting is adjourned. In their discretion, the proxies may vote upon such other matters as may properly come before the meeting.

     You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the proposals. Your shares cannot be voted unless you sign and return this card.

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Voting Instructions:

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(If you noted any Voting Instructions above, please check the corresponding box on the reverse.)
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